  Exhibit 99.1

CELLULAR BIOMEDICINE GROUP, INC.

ANNOUNCES COMPLETION OF MERGER

ROCKVILLE, MD and SHANGHAI, China (February 19, 2021) – Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”) today announced the completion of the merger (the “Merger”) of the Company with CBMG Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of CBMG Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), pursuant to the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 11, 2020, by and among the Company, Parent and Merger Sub.

Under the terms of the Merger Agreement, which was approved by the Company’s stockholders at its special meeting of stockholders held on February 8, 2021, each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than (i) shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares of common stock owned by the Company and (ii) certain shares of Company Common Stock owned by the holders who agreed to cancel those shares for no consideration in exchange for the subscription of newly issued shares of Parent at or immediately prior to the Effective Time (collectively, the “Excluded Shares”), has been converted into the right to receive $19.75 per share in cash, without interest and net of any applicable withholding taxes. The Excluded Shares have been cancelled for no consideration. As a result of the Merger, the Company became a wholly-owned subsidiary of Parent, and the shares of the Company Common Stock no longer trade on the Nasdaq Global Select Market (“NASDAQ”).

Stockholders of record as of the Effective Time who are entitled to the merger consideration will receive a letter of transmittal and instructions on how to surrender their share certificates in exchange for the merger consideration. Stockholders should wait to receive the letter of transmittal before surrendering their share certificates.

About Cellular Biomedicine Group, Inc.

Cellular Biomedicine Group, Inc. (Nasdaq: CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. The company conducts immuno-oncology and stem cell clinical trials in China using products from its integrated GMP laboratory. The Company’s GMP facilities in China, consisting of twelve independent cell production lines, are designed and managed according to both China and U.S. GMP standards. Its Shanghai facility includes a “Joint Laboratory of Cell Therapy” with GE Healthcare and a “Joint Cell Therapy Technology Innovation and Application Center” with Thermo Fisher Scientific. These partnerships focus on improving manufacturing processes for cell therapies. CBMG currently has ongoing CAR-T Phase I clinical trials in China. The China NMPA (formerly CFDA) approved the Company’s IND application for a Phase II trial for AlloJoin®, CBMG’s “Off-the-Shelf” allogenic haMPC therapy for the treatment of Knee Osteoarthritis (KOA), and has accepted the Company’s IND application for a Phase II trial for ReJoin® autologous haMPC therapy for the treatment of KOA. To learn more about CBMG, please visit www.cellbiomedgroup.com.

Forward-Looking Statements

Statements in this communication relating to plans, strategies, specific activities, and other statements that are not descriptions of historical facts are forward-looking statements. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include any risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including risks relating to the impact of the COVID-19 pandemic on our operations, including risks associated with the evolving COVID-19 pandemic and actions taken in response to it. Such statements are based on the current beliefs and expectations of the management of CBMG and are subject to significant risks and uncertainties outside of CBMG’s control. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, CBMG does not undertake any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Company/Investor Contact:

Sarah Kelly
Investor Relations, CBMG
Phone: (301) 825-5320
Email: sarah.kelly@cellbiomedgroup.com